Exhibit 99.1

 NEWS RELEASE
                          For Immediate Release

DARLING INTERNATIONAL ANNOUNCES
THIRD QUARTER 2010 RESULTS

November 10, 2010 – IRVING, TEXAS – Darling International Inc. (NYSE: DAR) today reported net income of $11.4 million, or $0.14 per share, for the third quarter ended October 2, 2010. Sales and results of operations for the third quarter as compared to the same period of the prior year are as follows:

    For the third quarter of 2010, the company reported net sales of $168.7 million as compared to $159.9 million for the third quarter of 2009. Increased raw material volume accounted for the majority of the $8.8 million increase.

    Net income for the third quarter of 2010 was $11.4 million, or $0.14 per share, as compared to $16.1 million, or $0.19 per share, for the 2009 comparable period. The $4.7 million decrease in net income for the third quarter primarily resulted from lower selling prices for finished product due to lower product quality caused by extreme summer temperatures which had an impact on raw material. Additionally, increased operating costs and depreciation / amortization expense related to acquisitions, combined with the company's investment in its renewable diesel joint venture project contributed to the decline in net income.

    Darling International Chairman and Chief Executive Officer, Randall Stuewe, said "Third quarter performance tracked the second quarter results and our business continues to operate solidly. Persistently hot weather throughout the third quarter detrimentally affected finished product quality which substantially offset the benefits of higher raw material volumes."

    For the nine months ended October 2, 2010, the company reported net sales of $497.7 million, as compared to $448.2 million for the 2009 comparable period.    The $49.5 million increase in sales is primarily attributed to higher finished product prices and increased raw material volume.

    For the nine months ended October 2, 2010, the company reported net income of $34.2 million, or $0.41 per share, as compared to $32.6 million, or $0.40 per share, for the 2009 comparable period. The $1.6 million increase in net income for the nine months ended October 2, 2010, resulted primarily from higher finished product prices and increases in volume, offset somewhat by expenses incurred related to the potential renewable diesel joint venture.

    Darling International will host a conference call to discuss the Company's third quarter 2010 financial results at 10:00 am Eastern Time (9:00 am Central Time) on Friday, November 12, 2010. To listen to the conference call, participants calling from within North America should dial 877-317-6789; international participants should dial 412-317-6789.  Please refer to access code 445984. Please call approximately ten minutes before the start of the call to ensure that you are connected.

    The call will also be available as a live audio webcast that can be accessed on the company website at http://www.darlingii.com/investors.aspx. Beginning one hour after its completion, a replay of the call can be accessed through November 19, 2010, by dialing 877-344-7529 domestically, or 412-317-0088 if outside North America. The access code for the replay is 445984. The conference call will also be archived on the Company's website.

    Darling International Inc. is the largest publicly traded, food processing by-products recycling company in the United States. The Company recycles used restaurant cooking oil and by-products from the beef, pork and poultry processing industries into useable products such as tallow, feed-grade fats, meat and bone meal and hides. These products are primarily sold to agricultural, leather, oleo-chemical and bio-diesel manufacturers around the world. In addition, the Company provides grease trap collection services and sells equipment to restaurants.

    For additional information, visit the Company's web site at http://www.darlingii.com.

{This media release contains forward-looking statements regarding the business operations and prospects of Darling and industry factors affecting it. These statements are identified by words such as "may," "will," "begin, " "look forward, " "expect," "believe," "intend," "anticipate," "should", "estimate," "continue," "momentum" and other words referring to events to occur in the future. These statements reflect Darling's current view of future events and are based on its assessment of, and are subject to, a variety of risks and uncertainties beyond its control, including the unprecedented turmoil existing in world financial, credit, commodities and stock markets,  a decline in consumer confidence and discretionary spending,  the general performance of the U.S. economy, and global demands for grain and oilseed commodities, which have exhibited volatility, and each of which could cause actual results to differ materially from those projected in the forward-looking statements. Other risks and uncertainties regarding Darling, its business and the industry in which it operates are referenced from time to time in the Company's filings with the Securities and Exchange Commission.  Darling is under no obligation to (and expressly disclaims any such obligation to) update or alter its forward-looking statements whether as a result of new information, future events or otherwise.}

Darling International Inc.
Consolidated Operating Results
For the Periods Ended October 2, 2010 and October 3, 2009
(Dollars in thousands, except per share amounts)

(Unaudited)

	Three Months Ended			Nine Months Ended
			$ Change			$ Change
	Oct. 2	Oct. 3	Favorable	Oct. 2	Oct. 3	Favorable
	2010	2009	(Unfavorable)	2010	2009	(Unfavorable)
Net sales	$168,685	$159,936	$8,749	$497,677	$448,234	$49,443
Costs and expenses:
Cost of sales and operating expenses	$125,650	$113,273	(12,377)	$369,913	$330,169	$(39,744)
Selling, general and administrative expenses	16,094	15,240	(854)	48,096	45,443	(2,653)
Depreciation and amortization	7,623	6,027	(1,596)	21,853	18,187	(3,666)
Total costs and expenses	149,367	134,540	(14,827)	439,862	393,799	(46,063)
Operating income	19,318	25,396	(6,078)	57,815	54,435	3,380

Other income/(expense):
Interest expense	(857)	(714)	(143)	(2,656)	(2,156)	(500)
Other, net	(757)	137	(894)	(1,739)	(318)	(1,421)
Total other income/(expense)	(1,614)	(577)	(1,037)	(4,395)	(2,474)	(1,921)

Income from operations before income taxes	17,704	24,819	(7,115)	53,420	51,961	1,459
Income taxes (expense)/benefit	(6,322)	(8,746)	2,424	(19,189)	(19,379)	190
Net income	$11,382	$16,073	$(4,691)	$34,231	$32,582	$1,649

Basic income per share:	$0.14	$0.20	$(0.06)	$0.42	$0.40	$0.02
Diluted income per share:	$0.14	$0.19	$(0.05)	$0.41	$0.40	$0.01

FOR MORE INFORMATION CONTACT:
John O. Muse, Executive Vice President of	251 O’Connor Ridge Blvd., Suite 300
Finance and Administration, or	Irving, Texas 75038
Brad Phillips, Treasurer	Phone: 972-717-0300